EXHIBIT 5.1

March 15, 2017

Portage Biotech Inc.

FH Corporate Services Ltd

P. O. Box 4649, Road Town

Tortola, British Virgin Islands

Re:

Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion as your special U.S. securities counsel with respect to certain matters in connection with the filing by Portage Biotech Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission relating to an aggregate of 7,250,000 shares of the Company's common stock (the "Common Stock") issuable under the Company's 2017 Consultant Stock Compensation Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

Olshan Frome Wolosky LLP